EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (File Nos. 333-198833, 333-182787, 333-129840) of our report dated September 1, 2016, on our audits of the consolidated balance sheets of Patriot Gold Corp. ("the Company") as of May 31, 2016 and 2015, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended.

Our report, dated September 1, 2016, contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

/S/ PETERSON SULLIVAN LLP

Seattle, Washington

September 1, 2016